Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hain Celestial Group, Inc. 2022 Long Term Incentive and Stock Award Plan of our reports dated August 25, 2022, with respect to the consolidated financial statements of The Hain Celestial Group, Inc. and the effectiveness of internal control over financial reporting of The Hain Celestial Group, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Jericho, New York
November 17, 2022